Registration Nos. 33-74780, 33-90976, 333-24621, 333-35193, 333-48969, 333-68387, 333-99337,

333-118646, 333-118647, 333-124900, 333-132008, 333-134014,

333-162122, 333-176241, 333-200940, and 333-206415

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 33-74780

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 33-90976

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-24621

Post-Effective Amendment No. 4 to Form S–8 Registration Statement No. 333-35193

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-48969

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-68387

Post-Effective Amendment No. 4 to Form S–8 Registration Statement No. 333-99337

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-118646

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-118647

Post-Effective Amendment No. 2 to Form S–8 Registration Statement No. 333-124900

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-132008

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-134014

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-162122

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-176241

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-200940

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-206415

UNDER

THE SECURITIES ACT OF 1933

HEALTH NET, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4288333
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

21650 Oxnard Street,

Woodland Hills, California 91367

(Address of principal executive offices, including zip code)

Health Systems International, Inc. Amended and Restated 1989 Stock Option Plan

Health Systems International, Inc. Amended and Restated 1991 Stock Option Plan

Health Systems International, Inc. Amended and Restated Non-Employee Director Stock Option Plan

Health Systems International, Inc. Employee Stock Purchase Plan

Health Systems International, Inc. Second Amended and Restated 1991 Stock Option Plan

Foundation Health Corporation Employee Stock Purchase Plan

Foundation Health Corporation Profit Sharing and 401(k) Plan (Amended and Restated Effective January 1, 1994)

1990 Stock Option Plan of Foundation Health Corporation

1992 Nonstatutory Stock Option Plan of Foundation Health Corporation

1989 Stock Plan of Business Insurance Corporation

Managed Health Network, Inc. Incentive Stock Option Plan

Managed Health Network, Inc. Amended and Restated 1991 Stock Option Plan

1993 Nonstatutory Stock Option Plan of Foundation Health Corporation (Amended and Restated Effective September 7, 1995)

Foundation Health Systems, Inc. Employee Stock Purchase Plan

Foundation Health Systems, Inc. 1997 Stock Option Plan

Foundation Health Systems, Inc. Third Amended and Restated Non-Employee Director Stock Option Plan

Foundation Health Systems, Inc. 401(k) Associate Savings Plan

Foundation Health Systems, Inc. 1998 Stock Option Plan

Health Net, Inc. 2002 Stock Option Plan

Foundation Health Systems, Inc. Amended and Restated 1998 Stock Option Plan

Health Net, Inc. 401 (k) Savings Plan (formerly the Foundation Health Systems, Inc. 401(k) Associate Savings Plan)

Health Net, Inc. 2005 Long-Term Incentive Plan

Health Net, Inc. 2005 Long-Term Incentive Plan

Health Net, Inc. 2006 Long-Term Incentive Plan

Health Net, Inc. 2006 Long-Term Incentive Plan, As Amended

Health Net, Inc. 401(k) Savings Plan

Health Net, Inc. 2006 Long-Term Incentive Plan, As Amended

Health Net, Inc. Amended and Restated 2006 Long-Term Incentive Plan

(Full titles of the plans)

Keith H. Williamson

Secretary

Health Net, Inc.

c/o Centene Corporation

7700 Forsyth Boulevard

St. Louis, Missouri 63105

United States

(314) 725-4477

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Jeremy D. London, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

(202) 371-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Health Net, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.001 per share, of the Company (the “Shares”) and rights to purchase Series A Junior Participating Preferred Stock attached thereto (the “Rights”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with the SEC	Name of Equity Plan(s) or Agreement(s)	Shares
33-74780	2/2/1994	Health Systems International, Inc. Amended and Restated 1989 Stock Option Plan Health Systems International, Inc. Amended and Restated 1991 Stock Option Plan Health Systems International, Inc. Amended and Restated Non-Employee Director Stock Option Plan Health Systems International, Inc. Employee Stock Purchase Plan	4,597,282

33-90976	4/6/1995	Health Systems International, Inc. Second Amended and Restated 1991 Stock Option Plan	3,000,000

333-24621	4/4/1997	Foundation Health Corporation Employee Stock Purchase Plan Foundation Health Corporation Profit Sharing and 401(k) Plan (Amended and Restated Effective January 1, 1994) 1990 Stock Option Plan of Foundation Health Corporation 1992 Nonstatutory Stock Option Plan of Foundation Health Corporation 1989 Stock Plan of Business Insurance Corporation Managed Health Network, Inc. Incentive Stock Option Plan Managed Health Network, Inc. Amended and Restated 1991 Stock Option Plan 1993 Nonstatutory Stock Option Plan of Foundation Health Corporation (Amended and Restated Effective September 7, 1995)	4,762,006

333-35193	8/29/1997	Foundation Health Systems, Inc. Employee Stock Purchase Plan Foundation Health Systems, Inc. 1997 Stock Option Plan Foundation Health Systems, Inc. Third Amended and Restated Non-Employee Director Stock Option Plan	11,500,000

333-48969	3/31/1998	Foundation Health Systems, Inc. 401(k) Associate Savings Plan	300,000

333-68387	12/4/1998	Foundation Health Systems, Inc. 1998 Stock Option Plan	5,000,000

333-99337	9/9/2002	Health Net, Inc. 2002 Stock Option Plan	5,000,000

333-118646	8/30/2004	Foundation Health Systems, Inc. Amended and Restated 1998 Stock Option Plan	3,256,243

333-118647	8/30/2004	Health Net, Inc. 401 (k) Savings Plan (formerly the Foundation Health Systems, Inc. 401(k) Associate Savings Plan)	500,000

333-124900	5/13/2005	Health Net, Inc. 2005 Long-Term Incentive Plan	1,982,828

333-132008	2/23/2006	Health Net, Inc. 2005 Long-Term Incentive Plan	702,291

333-134014	5/11/2006	Health Net, Inc. 2006 Long-Term Incentive Plan	6,750,000

333-162122	9/25/2009	Health Net, Inc. 2006 Long-Term Incentive Plan, As Amended	7,000,000

333-176241	8/11/2011	Health Net, Inc. 401(k) Savings Plan	500,000

333-200940	12/12/2014	Health Net, Inc. 2006 Long-Term Incentive Plan, As Amended	2,085,511

333-206415	8/14/2015	Health Net, Inc. Amended and Restated 2006 Long-Term Incentive Plan	4,300,000

On July 2, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Centene Corporation, a Delaware corporation (“Parent”), Chopin Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub I”), and Chopin Merger Sub II, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), wherein (i) Merger Sub I merged with and into the Company, with the Company continuing as the surviving corporation (the “First Merger”), and (ii) immediately following the consummation of the First Merger, the Company merged with and into Merger Sub II, with Merger Sub II continuing as the surviving corporation (the “Second Merger” and, together with the First Merger, the “Mergers”). As a result of the Mergers, the Company became a direct wholly owned subsidiary of Parent. The Mergers became effective on March 24, 2016, pursuant to the Certificates of Merger that were filed with the Secretary of State of the State of Delaware.

In connection with the Mergers and other transactions contemplated by the Merger Agreement, the Company is terminating all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares or Rights which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Post-Effective Amendments to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on March 24, 2016.

HEALTH NET, INC. (REGISTRANT)

By:	/s/ Keith H. Williamson
Keith H. Williamson Secretary